Exhibit 4.13

LZ TECHNOLOGY HOLDINGS LIMITED

2025 EQUITY INCENTIVE PLAN

SHARE OPTION AGREEMENT

Unless otherwise defined herein, the terms in this Share Option Agreement (the “Option Agreement”) have the same meanings as defined in the LZ Technology Holdings Limited 2025 Equity Incentive Plan (the “Plan”).

I. NOTICE OF SHARE OPTION GRANT

Optionee:

Address:

You have been granted an Option to purchase Class B ordinary shares of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Date:

Vesting Commencement Date:

Exercise Price per Share:	[No less than fair market value at grant date]

Total Number of Shares Granted:

Total Exercise Price:

Type of Option:	[Nonstatutory Share Option (unless granted
to an employee subject to U.S. tax, then
may be an ISO)]

Expiration Date:	Ten (10) years after Grant Date

Vesting Schedule:

II. AGREEMENT

1. Grant of Option. The Administrator grants to the Optionee named in the Notice of Share Option Grant in Part I of this Option Agreement, an Option to purchase the number of Shares set forth in the Notice of Share Option Grant, at the exercise price per Share set forth therein (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan prevail.

If designated in the Notice of Share Option Grant as an Incentive Share Option, this Option is intended to qualify as an Incentive Share Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the US$100,000 rule of Section 422(d) of the Code, this Option will be treated as a Nonstatutory Share Option.

2. Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Share Option Grant and with the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. This Option is exercisable by (i) delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”), or in a manner and pursuant to procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and other representations and agreements as may be required by the Company and (ii) paying the Company in full the aggregate Exercise Price as to all Shares being acquired, together with any applicable tax withholding.

This Option will be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax withholding.

(c) Method of Payment. The aggregate Exercise Price may be paid in accordance with Section 6 of the Plan to the extent permitted by the Administrator.

3. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any Applicable Law. No Shares will be issued pursuant to the exercise of an Option unless the issuance and exercise of Shares complies with Applicable Laws. The Company will be relieved of any liability with respect to any delayed issuance of Shares or its failure to issue Shares if such delay or failure is necessary to comply with Applicable Laws.

4. Effects of Termination of Employment or Service. Termination of employment or service shall have the effects on Option granted to the Optionee pursuant to Section 6 of the Plan.

5. Non-Transferability of Option. This Option is exercisable, during the Optionee's lifetime, only by the Optionee. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or, upon notice to the Administrator, to family members (as defined in the Plan), and may be exercised only by Optionee or the designated beneficiary. The terms of the Plan and this Option Agreement are binding upon the permitted executors, administrators, heirs, successors and assigns of Optionee.

6. Term of Option. This Option may be exercised only within the term set out in the Notice of Share Option Grant, and may be exercised during the term only in accordance with the Plan and the terms of this Option Agreement.

7. No Rights as Shareholder. Until the issuance of the Shares (as evidenced by the appropriate entry in the register of members of the Company), no right to vote or receive dividends or any other rights as a shareholder exists with respect to the Shares, notwithstanding the exercise of the Option. The Shares will be issued to Optionee as soon as practicable after the Option is duly exercised in accordance with the Option Agreement and the Plan. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in the Plan.

8. Tax Obligations.

(a) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Grant Date, or (ii) the date one (1) year after the date of exercise, Optionee must immediately notify the Company of the disposition in writing. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by Optionee.

(b) Code Section 409A. Under Section 409A of the Code, an Option that vests after December 31, 2004 that was granted with a per Share exercise price that is determined by the U.S. Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the Grant Date (a “discount option”) may be considered deferred compensation. For an Optionee subject to U.S. income tax, an Option that is a discount option may result in (i) income recognition by Optionee prior to the exercise of the Option, (ii) an additional twenty percent (20%) tax, and (iii) potential penalty and interest charges. Optionee acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share Exercise Price of this Option equals or exceeds Fair Market Value of a Share on the Grant Date in a later examination. Optionee agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the Grant Date, Optionee will be solely responsible for any and all resulting tax consequences.

9. No Employment Contract Created. Neither the Plan nor this Option Agreement shall confer upon the Optionee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Option Agreement shall be construed to limit the discretion of the Company or any of its Affiliates to terminate at will Optionee's employment or terminate Optionee’s service at any time, with or without Cause.

10. Tax Withholding. The Company has the power and the right to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy national, federal, state, provincial and local taxes (including income and employment taxes) required by Applicable Laws to be withheld with respect to the grant and exercise of the Option. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

11. Compliance with Law. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all Applicable Laws. No Shares shall be issued pursuant to this Option unless and until any then applicable requirements of Applicable Laws have been fully complied with to the satisfaction of the Company and its counsel. Optionee understands that the Company is under no obligation to register the underlying Shares with the Securities and Exchange Commission (the “Commission”), any state securities commission or any stock exchange to effect such compliance.

12. Interpretation. The Option is being issued pursuant to the terms of the Plan, and is to be interpreted in accordance therewith. The Administrator will interpret and construe this Option Agreement and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator will be final and binding on the Company and Optionee.

13. Notices. Any notice required to be delivered to the Company under this Option Agreement shall be in writing and addressed to the Company’s principal executive office as specified in any report filed by the Company with the Commission or to such address as the Company may have specified to Optionee in writing, Attention: Corporate Secretary. Any notice required to be delivered to Optionee under this Option Agreement shall be in writing and addressed to Optionee at the Optionee's address as set forth on the Notice of Share Option Grant.

14. No Waiver. No waiver of any breach or condition of this Option Agreement will be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

15. Optionee Undertaking. Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on Optionee pursuant to the express provisions of this Option Agreement.

16. Options Subject to Plan. This Option Agreement is subject to the Plan as approved by the Company's Board of Directors. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Option in this Option Agreement does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Optionee's employment or service relationships with the Company.

18. Successors and Assigns. The Company may assign any of its rights under this Option Agreement. This Option Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and the Plan, this Option Agreement will be binding upon Optionee and Optionee's beneficiaries, executors, administrators and the person(s) to whom the Option may be transferred by will or the laws of descent or distribution.

19. Amendment. The Administrator has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall materially adversely affect Optionee's rights under this Option Agreement without Optionee's consent.

20. Severability. The invalidity or unenforceability of any provision of the Plan or this Option Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Option Agreement, and each provision of the Plan and this Option Agreement shall be severable and enforceable to the extent permitted by law.

21. Governing Law. This Option Agreement is governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law thereof.

22. Entire Agreement. This Option Agreement (including the Notice of Share Option Grant) and the Plan, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

23. Counterparts; Facsimile Execution. This Option Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Facsimile execution and delivery of this Option Agreement or electronic transmission of signatures in portable document format (pdf) is legal, valid and binding execution and delivery for all purposes.

24. Acceptance. Optionee hereby acknowledges receipt of a copy of the Plan and this Option Agreement. Optionee has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Option Agreement. Optionee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Option or disposition of the underlying shares and that Optionee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

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IN WITNESS WHEREOF, the parties hereto have executed this Share Option Agreement as of the date first written above.

OPTIONEE	LZ TECHNOLOGY HOLDINGS LIMITED

Signature	By

Print Name	Print Name

Residence Address	Title

2025 EQUITY INCENTIVE PLAN

NOTICE OF EXERCISE OF OPTION

LZ Technology Holdings Limited

[Address]

Attention: _______________, _________________

1. Exercise of Option. Effective as of today, _____________, _____, the undersigned (“Optionee”) elects to exercise Optionee’s option (the “Option”) to purchase _________ Class B ordinary shares (the “Shares”) of LZ Technology Holdings Limited (the “Company”) under and pursuant to the LZ Technology Holdings Limited 2025 Equity Incentive Plan (the “Plan”) and the Share Option Agreement dated ____________, ____ (the “Option Agreement”).

2. Delivery of Payment. Optionee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3. Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan, and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee.

[signature page follows]

Submitted by:	Accepted by:
OPTIONEE	LZ TECHNOLOGY HOLDINGS LIMITED

Signature	By

Print Name	Print Name

Title

Address:	Address:

Date Received